Exhibits D and E to the Severance Agreement between George A. Schreiber, Jr. and SEMCO Energy, Inc. (the “Company”) as filed with the Company’s Form 8-K dated June 28, 2005, filed on July 1, 2005, contained typographical errors. The errors were in the exercise price and vesting dates of the options in Exhibit D and the initial vesting date of the restricted stock units in Exhibit E. Set forth below are the corrected exhibits.

EXHIBIT D

Executive has previously been granted the following Options, at $5.64/share: 200,000. Except as otherwise provided herein, such Options shall vest as follows:

33%            March 10, 2005

33%            March 10, 2006

34%            March 10, 2007

Executive’s Long-Term Incentive Award Target is 75% multiplied by his Base Salary. Except as otherwise provided herein, Executive shall vest in the Options only if he is still employed on the dates set forth above.

EXHIBIT E

Executive has previously been granted the following Restricted Stock Units. Except as otherwise provided herein, the restrictions on such Restricted Stock Units shall lapse and the Executive shall be entitled the shares of Common Stock represented by the Restricted Stock Units as set forth below:

20,000	Number of Restricted Stock Units on which the restrictions lapsed on March 10, 2005.
15,000	Number of Restricted Stock Units on which the restrictions shall lapse upon March 31, 2006, if Executive has met the performance targets applicable thereto.
15,000	Number of Restricted Stock Units on which the restrictions shall lapse upon March 31, 2007, if Executive has met performance targets applicable thereto.

With respect to Restricted Stock Units as to which all restrictions lapse on March 31, 2006, and March 31 2007, Executive shall be entitled to the shares of Common Stock represented by the Restricted Stock Units only if he is still employed on such dates.